Smith-Midland Corporation Announces Three New Contracts For Its Precast Products
February 19, 2009

MIDLAND, VA. (BUSINESS WIRE) – Smith-Midland Corporation (OTCBB: SMID) announced today that it has been awarded four new contracts in the total amount of $8.8 million to provide its precast products to construction projects in Northern Virginia and Maryland.

Military Department Investigative Agency Contract (MILDEP)

Smith-Midland was awarded the contract to provide architectural precast concrete panels for the Military Department (MILDEP) Investigative Agencies headquarters to be located at the Marine Corps Base in Quantico, Virginia.  The contract for the concrete panels awarded to Smith-Midland is valued at $4.3 million.

M Square Contract Award:

Smith-Midland was awarded the contract to provide the architectural precast concrete panels for the construction of “M Square”, Maryland’s largest research park located in College Park, Maryland.  The $1.5 million contract awarded to Smith-Midland features 38,000 square feet of its architectural precast panels.

Largest Single Highway Barrier Contract Award:

Smith-Midland was awarded the contract to provide 87,000 linear feet of J-J Hooks® Highway Barrier in the amount of $2.5 million for use in the I-495 HOT Lanes project in Northern Virginia.  This is the largest barrier order ever received by the Company.

Inter-County Connector Contract

Smith-Midland was awarded the contract to provide 18,000 linear feet of J-J Hooks® Highway Barrier in the amount of $545,000 for use on the Inter-County Connector project in Montgomery County, Maryland.

“The Company continues to be impressed with the confidence our customers place in Smith-Midland, particularly when the construction industry itself is in a severe economic downturn.” said Chairman and CEO Rodney I. Smith.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com.  The “Investor Relations” page includes the Company’s Form 10-K.

Media Inquiries:
Nancy Kemble
kernan1@prodigy.net
Sales Inquiries:
info@smithmidland.com